                                                                    EXHIBIT 99.5



                                     FORM OF

                     MASTER TRANSITIONAL SERVICES AGREEMENT

                                     BETWEEN

                            C-CUBE MICROSYSTEMS INC.

                                       AND

                            C-CUBE SEMICONDUCTOR INC.

                              __________ ____, 2000




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                                TABLE OF CONTENTS

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ARTICLE 1 DEFINITIONS.................................................................1


ARTICLE 2 TRANSITION SERVICE SCHEDULES................................................2

        2.1    Services...............................................................2
        2.2    Schedules..............................................................2

ARTICLE 3 SERVICES....................................................................3

        3.1    Services Generally.....................................................3
        3.2    Service Limitations....................................................3
        3.3    Impracticability.......................................................3
        3.4    Additional Resources...................................................3
        3.5    Additional Services....................................................4
        3.6    Obligations As To Additional Services..................................4

ARTICLE 4 TERM........................................................................4


ARTICLE 5 COMPENSATION................................................................4

        5.1    Charges for Services...................................................5
        5.2    Payment Terms..........................................................5
        5.3    Performance Under Ancillary Agreements.................................5
        5.4    Error Correction; True-Ups; Accounting.................................5
        5.5    Pricing Adjustments....................................................5

ARTICLE 6 GENERAL OBLIGATIONS; STANDARD OF CARE.......................................6

        6.1    Performance Metrics....................................................6
        6.2    Disclaimer Of Warranties...............................................6
        6.3    Transitional Nature Of Services; Changes...............................6
        6.4    Responsibility For Errors; Delays......................................6
        6.5    Good Faith Cooperation; Consents.......................................7
        6.6    Alternatives...........................................................7

ARTICLE 7 TERMINATION.................................................................7

        7.1    Termination............................................................7
        7.2    Survival...............................................................7
        7.3    User IDs, Passwords....................................................8

ARTICLE 8 RELATIONSHIP BETWEEN THE PARTIES............................................8

ARTICLE 9 SUBCONTRACTORS..............................................................8

ARTICLE 10 INTELLECTUAL PROPERTY......................................................8

        10.1   Allocation Of Rights By Ancillary Agreements...........................8
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                                TABLE OF CONTENTS
                                  (CONTINUED)

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        10.2   Existing Ownership Rights Unaffected...................................8

ARTICLE 11 SOFTWARE LICENSE...........................................................9

        11.1   Software Deliverable/License...........................................9
        11.2   License To Software....................................................9
        11.3   Restrictions...........................................................9
        11.4   Copyright Notices......................................................9
        11.5   As-Is Warranty.........................................................9
        11.6   Implied Warranty Disclaimer............................................9
        11.7   No Other Obligations..................................................10

ARTICLE 12 CONFIDENTIALITY...........................................................10


ARTICLE 13 LIMITATION OF LIABILITY...................................................10


ARTICLE 14 FORCE MAJEURE.............................................................10


ARTICLE 15 DISPUTE RESOLUTION........................................................10

        15.1   Use Of Dispute Resolution.............................................10
        15.2   Negotiation...........................................................11
        15.3   Non-Binding Mediation.................................................11
        15.4   Proceedings...........................................................11
        15.5   Pay And Dispute.......................................................11
        15.6   Continuity Of Service And Performance.................................11

ARTICLE 16 MISCELLANEOUS.............................................................12

        16.1   Entire Agreement......................................................12
        16.2   Governing Law.........................................................12
        16.3   Termination...........................................................12
        16.4   Notices...............................................................12
        16.5   Binding Effect; Assignment............................................12
        16.6   Severability..........................................................12
        16.7   Failure Or Indulgence Not Waiver; Remedies Cumulative.................13
        16.8   Amendment.............................................................13
        16.9   Authority.............................................................13
        16.10  Interpretation........................................................13
        16.11  Conflicting Agreements................................................13
        16.12  Counterparts..........................................................13
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

                     MASTER TRANSITIONAL SERVICES AGREEMENT

        This Master Transitional Services Agreement (this "Agreement") is effective as of ________, 2000 (the "Effective Date"), by and between C-Cube Microsystems Inc., a Delaware corporation ("C-Cube"), and C-Cube Semiconductor Inc., a Delaware corporation ("Semiconductor").

                                    RECITALS

        WHEREAS, C-Cube by certain other instruments of even date herewith transfers or will transfer to Semiconductor effective as of the Separation Date, substantially all of the business and assets of the Semiconductor Business owned by C-Cube in accordance with the Master Separation and Distribution Agreement dated as of _______ ___, 2000 between the C-Cube and Semiconductor (the "Separation and Distribution Agreement").

        WHEREAS, C-Cube has entered into an Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of December 9, 1999 (the "Merger Agreement"), with Harmonic Inc. ("Harmonic") pursuant to which, subsequent to the sale or distribution by C-Cube of Semiconductor, C-Cube will merge with and into Harmonic (the "Merger").

        WHEREAS, for a limited period of time following the Separation Date and for the sole purpose of ensuring the orderly and effective separation of C-Cube and Semiconductor, (i) Semiconductor desires to receive from C-Cube certain services of the type performed by the business constituting C-Cube prior to the Separation Date or which service require assets or employees of C-Cube, and (ii) C-Cube desires to receive from Semiconductor certain services that were performed by the business constituting Semiconductor prior to the Separation Date or which service require assets or employees of Semiconductor.

        NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

        For the purpose of this Agreement, the following capitalized terms shall have the following meanings:

        1.1 "Additional Services" shall have the meaning set forth in Section
3.5.

        1.2 "Ancillary Agreements" shall have the meaning set forth in the Separation and Distribution Agreement.

        1.3 "Distribution Date" shall have the meaning set forth in the Separation and Distribution Agreement.

        1.4 "Documentation" shall mean the manuals and other documentation provided by the Providing Party to the Receiving Party in connection with the Services, including any items listed and described in the relevant Transition Service Schedule hereto.

        1.5 "Expiration Date" shall have the meaning set forth in Article 4.

        1.6 "Impracticable" shall have the meaning set forth in Section 3.3.

        1.7 "Master Confidential Disclosure Agreement" shall mean that certain Master Confidential Disclosure Agreement by and between Semiconductor and C-Cube dated of even date hereof.

        1.8 "Party" means either: (i) Semiconductor or (ii) C-Cube and, following the Merger, Harmonic Inc., as the case may be.

        1.9 "Providing Party" shall mean the Party providing a Service hereunder as identified in the relevant Transition Service Schedule.

        1.10 "Receiving Party" shall mean the Party receiving a Service hereunder as identified in the relevant Transition Service Schedule.

        1.11 "Separation and Distribution Agreement" shall mean that certain Master Separation and Distribution Agreement by and between Semiconductor and C-Cube dated of even date hereof.

        1.12 "Separation Date" shall have the meaning set forth in the Separation and Distribution Agreement.

        1.13 "Service(s)" shall have the meaning set forth in Section 3.1.

        1.14 "Software Deliverable" shall mean a software program(s) and other materials as defined in Section 11.1 provided by a Providing Party to the Receiving Party and listed and described in the relevant Transition Service Schedule.

        1.15 "Subsidiary" shall have the meaning set forth in the Separation and Distribution Agreement.

        1.16 "Transition Service Schedule" shall have the meaning set forth in
Section 2.2.

                                    ARTICLE 2

                          TRANSITION SERVICE SCHEDULES

        2.1 Services. This Agreement will govern the transitional services as requested by either Party and provided to such Party by the other Party, the details of which are set forth in the Transition Service Schedules attached to this Agreement, or otherwise agreed to in writing by the Parties.

        2.2 Schedules. Each Service shall be covered by this Agreement upon execution of a Transition Service Schedule in the form attached hereto as Exhibit A (each transition service



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schedule, a "Transition Service Schedule"). For each Service, the Parties shall set forth in the Transition Service Schedule, among other things, the time period during which the Service will be provided if different from the term of this Agreement determined pursuant to ARTICLE 4 hereof, a summary of the Service to be provided; a description of the Service; and the estimated charge, if any, for the Service and any other terms applicable thereto. Notwithstanding the foregoing the Parties acknowledge and agree that it may not be practicable to describe each Service in detail and that, therefore, a Service, when generally agreed upon by the Parties will be provided and paid for in accordance with the applicable terms of this Agreement even where such Service is not described in detail in a Schedule.

                                    ARTICLE 3

                                    SERVICES

        3.1 Services Generally. Except as otherwise provided herein, for the term determined pursuant to ARTICLE 4 hereof, each Party shall provide or cause to be provided to the other the service(s) described in the Transition Service Schedule(s) attached hereto. Executed Transition Service Schedules are attached hereto as Exhibits B-1, B-2, etc. The service(s) described on a single Transition Service Schedule shall be referred to herein as a "Service." Collectively, the services described on all the Transition Service Schedules (including Additional Services) shall be referred to herein as "Services."

        3.2 Service Limitations. Except as provided in a Transition Service Schedule for a specific Service: (i) neither Party shall be required to provide the Services except to the extent and only at the locations such Services are being provided by the business constituting the Party prior to the Separation Date or the performance of such service requires assets that will be owned by such Party following the Separation Date; and (ii) the Services will be available only for purposes of conducting the business of the Receiving Party substantially in the manner it was conducted, or proposed to be conducted by the business constituting such Party prior to the Separation Date.

        3.3 Impracticability. Neither Party shall be required to provide any Service to the extent the performance of such Service becomes "Impracticable" as a result of a cause or causes outside the reasonable control of such Party including unfeasible technological requirements, or to the extent the performance of such Services would require such Party to violate any applicable laws, rules or regulations or would result in the breach of any confidentiality or non-disclosure obligations, software license or other applicable contract.

        3.4 Additional Resources. Except as provided in a Transition Service Schedule for a specific Service, in providing the Services, neither Party shall be obligated to: (i) hire any additional employees; (ii) maintain the employment of any specific employee; (iii) purchase, lease or license any additional equipment or software; (iv) pay any costs related to the transfer or conversion of the other Party's data; or (v) engage any alternate supplier of Services. Unless otherwise specified in the relevant Transition Services Schedule, Providing Party shall not be required to



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purchase or deliver to the Receiving Party additional equipment or materials required to perform the relevant Service, unless the Receiving Party shall reimburse the Providing Party for such equipment or materials in accordance with ARTICLE 5.

        3.5 Additional Services. From time to time after the Effective Date, the Parties may identify and mutually agree upon additional services that one party will provide to the other Party in accordance with the terms of this Agreement (the "Additional Services"). Accordingly, the Parties may execute additional Transition Service Schedules for such Additional Services pursuant to ARTICLE 2. Except as set forth in Section 3.6, the Parties may agree in writing on Additional Services during the term of this Agreement.

        3.6 Obligations As To Additional Services. Except as set forth in the next sentence, a Party shall perform, at a charge determined using the principles for determining fees under Section 5.1, any Additional Service that:
(a) was provided by the business constituting such Party immediately prior to the Separation Date and that was inadvertently or unintentionally omitted from the list of Services and is based on the use of assets owned by a Party as a result of the Separation Date, or (b) is essential to effectuate an orderly transition under the Separation and Distribution Agreement, unless such performance would significantly disrupt the Providing Party's operations or materially increase the scope of its responsibility under this Agreement. If Providing Party reasonably believes the performance of Additional Services required under subparagraphs (a) or (b) would significantly disrupt its operations or materially increase the scope of its responsibility under this Agreement, the Parties shall negotiate in good faith to establish terms under which such Additional Services may be provided, provided, however, a Providing Party shall not be obligated to provide such Additional Services if, following good faith negotiation, the Parties are unable to reach agreement on such terms.

                                    ARTICLE 4

                                      TERM

        The term of this Agreement shall commence on the Effective Date and shall remain in effect until two (2) years after the Effective Date (the "Expiration Date"), unless earlier terminated under ARTICLE 7. This Agreement may be extended by the Parties in writing, either in whole or with respect to one or more of the Services; provided, however, that such extension shall only apply to the specific Services for which the Agreement was extended. The Parties shall be deemed to have extended this Agreement with respect to a specific Service if the Transition Service Schedule for such Service specifies a completion date beyond the aforementioned Expiration Date. The Parties may agree on an earlier expiration date respecting a specific Service by specifying such date on the Transition Service Schedule for that Service. Services shall be provided up to and including the date set forth in the applicable Transition Service Schedule, subject to earlier termination as provided herein.

                                    ARTICLE 5

                                  COMPENSATION



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        5.1 Charges for Services. A Party shall pay to the other Party the charges, if any, set forth on the Transition Service Schedules for each of the Services listed therein as adjusted, from time to time, in accordance with the process and procedures established under Section 5.4 and Section 5.5 hereof. Such fees shall include the direct costs of providing the Services, as determined using the process described in such Transition Service Schedule, and indirect costs of providing the Services plus ten percent (10%), unless specifically indicated otherwise on a Transition Service Schedule. However, if the term of this Agreement is extended beyond the Expiration Date as defined in
ARTICLE 4, a Party receiving Services will reimburse the Party proving such Service such costs plus fifteen percent (15%) for the Services unless the Transition Service Schedule for such Service indicates it is to extend beyond the Expiration Date. The Parties also intend for charges to be easy to administer and justify and, therefore, they hereby acknowledge it may be counterproductive to try to recover de minimus cost, charge or expense. The Parties shall use good faith efforts to discuss any situation in which the actual charge for a Service is reasonably expected to exceed the estimated charge, if any, set forth on a Transition Service Schedule for a particular Service; provided, however, that the incurrence of charges in excess of any such estimate on such Transition Service Schedule shall not justify stopping the provision of, or payment for, Services under this Agreement.

        5.2 Payment Terms. A Providing Party shall invoice the Receiving Party monthly for all charges pursuant to this Agreement. Such invoices shall be accompanied by reasonable documentation or other reasonable explanation supporting such charges. Invoices shall be due and payable within thirty (30) days after receipt. Late payments shall bear interest at the lesser of 12% or the maximum rate allowed by law. A Party owing the greater amount in any payment period may pay to the other the net amount by which its payment exceeds the payment due to it for such period.

        5.3 Performance Under Ancillary Agreements. Notwithstanding anything to the contrary contained herein, neither Party shall be charged under this Agreement for any obligations that are specifically required to be performed under the Separation and Distribution Agreement or any other Ancillary Agreement and any such other obligations shall be performed and charged for (if applicable) in accordance with the terms of the Separation and Distribution Agreement or such other Ancillary Agreement.

        5.4 Error Correction; True-Ups; Accounting. The Parties shall reasonably agree on a process and procedure for conducting internal audits and making adjustments to charges as a result of the movement of employees and functions between Parties, the discovery of errors or omissions in charges, as well as a true-up of amounts owed. In no event shall such processes and procedures extend beyond 180 days after completion of a Service.

        5.5 Pricing Adjustments. In the event of a tax audit adjustment relating to the pricing of any or all Services provided pursuant to this Agreement in which it is determined by a taxing authority that any of the charges, individually or in combination, did not result in an arm's-length payment, as determined under internationally accepted arm's-length standards, then the Parties, including any subcontractor providing Services hereunder, may agree to make corresponding adjustments to the charges in question for such period to the extent necessary to achieve arm's-



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length pricing. Any adjustment made pursuant to this Section 5.5 shall be reflected in the Parties' legal books and records, and the resulting underpayment or overpayment shall create, respectively, an obligation to be paid in the manner specified in Section 5.2, or shall create a credit against amounts owed under this Agreement.

                                    ARTICLE 6

                      GENERAL OBLIGATIONS; STANDARD OF CARE

        6.1 Performance Metrics. Subject to Sections 3.3 and 3.4 and any other terms and conditions of this Agreement, each Party shall maintain sufficient resources to perform its obligations hereunder. Specific performance metrics for a specific Service may be set forth in the corresponding Transition Service Schedule. Where none is set forth, a Providing Party shall use reasonable efforts to provide Services in accordance with the policies, procedures and practices in effect before the Separation Date and shall exercise the same care and skill as it exercises in performing similar services for itself. The Receiving Party shall provide sufficient resources and timely decisions, approvals and acceptances in order that the Providing Party may accomplish its obligations hereunder in a timely manner.

        6.2 Disclaimer Of Warranties. NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, BUSINESS CONTINUITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES, SOFTWARE OR OTHER DELIVERABLES WHICH MAY BE PROVIDED BY IT HEREUNDER.

        6.3 Transitional Nature Of Services; Changes. The Parties acknowledge the transitional nature of the Services and that the Providing Party may make changes from time to time in the manner of performing such Services if such Party is making similar changes in performing similar services for itself provided that the Providing Party furnishes to the Receiving Party reasonable advanced written notice regarding such changes.

        6.4 Responsibility For Errors; Delays. The Providing Party's sole responsibility to the Receiving Party with respect to Services are as follows:

        (a) for errors or omissions in Services, shall be to furnish correct information, payment and/or adjustment in the Services, at no additional cost or expense; provided, the Receiving Party must promptly advise the Providing Party of any such error or omission of which it becomes aware after having used reasonable efforts to detect any such errors or omissions in accordance with the standard of care set forth in Section 6.1; and

        (b) for failure to deliver any Service because of Impracticability, shall be to use reasonable efforts, subject to Section 3.3, to make the Services available and/or to resume performing the Services as promptly as reasonably practicable.



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        6.5 Good Faith Cooperation; Consents. The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information, performing true-ups and adjustments, and obtaining all third party consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations hereunder (including, rights to use third party software needed for the performance of Services). Unless otherwise provided in the relevant Transition Services Schedule, the costs of obtaining such third party consents, licenses, sublicenses or approvals shall be borne by the Receiving Party for the relevant Services. The Parties will maintain in accordance with their standard document retention procedures, documentation supporting the information relevant to cost calculations contained in the Transition Service Schedules and cooperate with each other in making such information available as needed in the event of a tax audit, whether in the United States or any other country.

        6.6 Alternatives. If a Party reasonably believes it is unable to provide a Service because of a failure to obtain necessary consents, licenses, sublicenses or approvals pursuant to Section 6.5 or because of Impracticability, the Parties shall cooperate to determine the best alternative approach. Until such alternative approach is found or the problem otherwise resolved to the satisfaction of the Parties, the Providing Party shall use reasonable efforts, subject to Section 3.3 and Section 3.4, to continue providing the Service. To the extent an agreed upon alternative approach requires payment above and beyond that which is included in the Providing Party's charge for the Service in question, the Parties shall share equally in making any such payment unless they otherwise agree in writing.

                                    ARTICLE 7

                                   TERMINATION

        7.1 Termination. A Receiving Party may terminate this Agreement, either with respect to all or with respect to any one or more of the Services provided to it hereunder, for any reason or for no reason, at any time upon sixty (60) days prior written notice to the Providing Party. In addition, subject to the provisions of ARTICLE 15, either Party may terminate this Agreement with respect to a specific Service if the other Party materially breaches a material provision with regard to that particular Service and does not cure such breach (or does not take reasonable steps required under the circumstances to cure such breach going forward) within sixty (60) days after being given written notice of such breach; provided, however, that the Party against whom the breach is alleged may request that the Parties engage in a dispute resolution negotiation as specified in ARTICLE 15 below prior to termination for breach.

        7.2 Survival. Those Sections of this Agreement that, by their nature, are intended to survive termination will survive in accordance with their terms. Notwithstanding the foregoing, in the event of any termination with respect to one or more, but less than all Services, this Agreement shall continue in full force and effect with respect to any Services not terminated hereby.



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        7.3 User IDs, Passwords. The Parties shall use good faith efforts at the termination or expiration of this Agreement or any specific Service hereto to ensure that all applicable user IDs and passwords are canceled.

                                    ARTICLE 8

                        RELATIONSHIP BETWEEN THE PARTIES

        The relationship between the Parties established under this Agreement is that of independent contractors and neither Party is an employee, agent, partner, or joint venturer of or with the other. Each Providing Party will be solely responsible for any employment-related taxes, insurance premiums or other employment benefits respecting the performance of Services under this Agreement by its own personnel. Each Receiving Party agrees to grant to the Providing Party's personnel reasonable access to sites, systems and information (subject to the provisions of confidentiality stated below) as necessary for the Providing Party to perform its obligations hereunder. Each Party's personnel shall agree to obey any and all security regulations and other published policies of the other Party relevant to the provision or receipt of the Services.

                                    ARTICLE 9

                                 SUBCONTRACTORS

        Except for food services or related services, a Providing Party may not engage a subcontractor to perform all or any portion of its duties under this Agreement without the consent of the Receiving Party; provided further, that any such subcontractor agrees in writing to be bound by confidentiality obligations at least as protective as the terms of this Agreement regarding confidentiality, and provided further that the Providing Party remains responsible for the performance of such subcontractor. As used in this Agreement, "subcontractor" will mean any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity engaged to perform hereunder.

                                   ARTICLE 10

                              INTELLECTUAL PROPERTY

        10.1 Allocation Of Rights By Ancillary Agreements. This Agreement and the performance of this Agreement will not affect the ownership of any intellectual property rights allocated in the Ancillary Agreements.

        10.2 Existing Ownership Rights Unaffected. Neither Party will gain, by virtue of this Agreement, any rights of ownership of copyrights, patents, trade secrets, trademarks or any other intellectual property rights owned by the other.



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                                   ARTICLE 11

                                SOFTWARE LICENSE

        11.1 Software Deliverable/License. Unless otherwise agreed by the Parties under the Ancillary Agreements or any separate license or technology agreement, if a Providing Party supplies or makes available to the Receiving Party a deliverable that in whole or in part consists of software, firmware, or other computer code (a "Software Deliverable") as indicated in a Transition Service Schedule, such Software Deliverables will be supplied in object code form only and will be subject to the terms of this ARTICLE 11. In the event that such Software Deliverables are licensed to the Providing Party by third parties, the Receiving Party agrees to be bound by any different or additional conditions that are required by such third parties and are communicated in writing to it.

        11.2 License To Software. Subject to the terms and conditions of this Agreement, the Providing Party hereby grants to the Receiving Party, under the Providing Party's intellectual property rights in and to a Software Deliverable, a non-exclusive, nontransferable worldwide license to (a) use and display the Software Deliverable in object code only for its own internal information processing services and computing needs, and to make sufficient copies as necessary for such use, and (b) use the Documentation in connection with the permitted use of the Software Deliverable and make sufficient copies as necessary for such use; provided, however, that the foregoing license shall (i) be limited solely to the use by the Receiving Party of the Software Deliverable to the extent necessary for the Receiving Party to obtain the benefit of the relevant Service, and (ii) expire and terminate upon the termination of the relevant Service term.

        11.3 Restrictions. Neither Receiving Party shall itself, or through any Subsidiary, affiliate, agent or third party: (a) sell, lease, license or sublicense the Software Deliverable; (b) decompile, disassemble, or reverse engineer the Software Deliverable, in whole or in part, except to the extent such restriction is prohibited by applicable law; (c) allow access to the Software any user other than its employees; (d) use the Software Deliverable to provide processing services to third parties; (e) otherwise use the Software Deliverable on a "service bureau" basis; or (f) provide, disclose, divulge or make available to, or permit use of the Software Deliverable by any third party without the Providing Party's prior written consent.

        11.4 Copyright Notices. Neither Party shall remove any copyright notices, proprietary markings, trademarks or trade names from the other Party's software or documentation.

        11.5 As-Is Warranty. THE SOFTWARE DELIVERABLE AND ANY OTHER MATERIALS PROVIDED HEREUNDER ARE LICENSED OR PROVIDED ON AN "AS-IS" BASIS ONLY, WITHOUT ANY EXPRESS WARRANTIES OF ANY KIND.

        11.6 Implied Warranty Disclaimer. NEITHER PARTY MAKES ANY WARRANTIES WHATSOEVER, EITHER EXPRESS OR IMPLIED, REGARDING THE SOFTWARE DELIVERABLE OR ANY OTHER MATERIAL PROVIDED BY IT HEREUNDER INCLUDING



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

AS TO THE MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT OT SUCH SOFTWARE DELIVERABLE OR OTHER MATERIALS.

        11.7 No Other Obligations. NEITHER PARTY ASSUMES ANY RESPONSIBILITY OR OBLIGATIONS WHATEVER, OTHER THAN THE RESPONSIBILITIES AND OBLIGATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT OR A SEPARATE WRITTEN AGREEMENT BETWEEN THE PARTIES.

                                   ARTICLE 12

                                 CONFIDENTIALITY

        The terms of the Master Confidential Disclosure Agreement between the Parties shall apply to any Confidential Information (as defined therein) which is the subject matter of this Agreement.

                                   ARTICLE 13

                             LIMITATION OF LIABILITY

        NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOSS OF DATA, LOSS OF USE, COST OF COVER, BUSINESS INTERRUPTION OR OTHER SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, ARISING FROM THE PERFORMANCE OR NON PERFORMANCE OF, OR OTHERWISE RELATING TO, THIS AGREEMENT.

                                   ARTICLE 14

                                  FORCE MAJEURE

        Each party will be excused for any failure or delay in performing any of its obligations under this Agreement, other than the obligations to make payments pursuant to ARTICLE 5 hereof for services rendered, if such failure or delay is caused by any act of God or the public enemy, any accident, explosion, fire, storm, earthquake, flood, or any other circumstance or event beyond the reasonable control of such party.

                                   ARTICLE 15

                               DISPUTE RESOLUTION

        15.1 Use Of Dispute Resolution. Except as otherwise set forth in the Ancillary Agreements, resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, or otherwise (collectively, "Disputes"), shall be exclusively governed by and settled in accordance with the provisions of this Article 15.



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        15.2 Negotiation. The Parties shall make a good faith attempt to resolve any Dispute arising out of or relating to this Agreement through negotiation. Within thirty (30) days after notice of a Dispute is given by either Party to the other Party, each Party shall select a negotiating team comprised of vice president level employees of such party and shall meet within thirty (30) days after the end of the first thirty (30) day negotiating period to attempt to resolve the matter. During the course of negotiations under this Section 15.2, all reasonable requests made by one Party to the other for information, including requests for copies of relevant documents, will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating teams but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other Party.

        15.3 Non-Binding Mediation. In the event that any Dispute arising out of or related to this Agreement is not settled by the Parties within fifteen (15) days after the first meeting of the negotiating teams under Section 15.2, the Parties will attempt in good faith to resolve such Dispute by non-binding mediation in accordance with the American Arbitration Association Commercial Mediation Rules. The mediation shall be held within thirty (30) days of the end of such fifteen (15) day negotiation period of the negotiating teams. Except as provided below in Section 15.4, no litigation for the resolution of such dispute may be commenced until the parties try in good faith to settle the dispute by such mediation in accordance with such rules and either Party has concluded in good faith that amicable resolution through continued mediation of the matter does not appear likely. The costs of mediation shall be shared equally by the Parties to the mediation. Any settlement reached by mediation shall be recorded in writing, signed by the Parties, and shall be binding on them.

        15.4 Proceedings. Nothing herein, however, shall prohibit either Party from initiating litigation or other judicial or administrative proceedings if such Party would be substantially harmed by a failure to act during the time that such good faith efforts are being made to resolve the Dispute through negotiation or mediation. In the event that litigation is commenced under this
Section 15.4, the Parties agree to continue to attempt to resolve any Dispute according to the terms of Sections 15.2 and 15.3 during the course of such litigation proceedings under this Section 15.4.

        15.5 Pay And Dispute. Except as provided herein or in any Ancillary Agreement, in the event of any dispute regarding payment of a third-party invoice (subject to standard verification of receipt of products or services), the party named in a third party's invoice must make timely payment to such third party, even if the party named in the invoice desires to pursue the dispute resolution procedures outlined in this Section 15.1. If the Party that paid the invoice is found pursuant to this Section 15.1 to not be responsible for such payment, such paying party shall be entitled to reimbursement, with interest accrued in accordance with Section 5.2.

        15.6 Continuity Of Service And Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this ARTICLE 15 with respect to all matters not subject to such dispute, controversy or claim.

                                   ARTICLE 16

                                  MISCELLANEOUS

        16.1 Entire Agreement. This Agreement, the Merger Agreement, the other Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

        16.2 Governing Law. This Agreement shall be governed and construed and enforced in accordance with the laws of the State of Delaware as to all matters regardless of the laws that might otherwise govern under the principles of conflicts of laws applicable thereto.

        16.3 Termination. This Agreement may be terminated at any time before the Distribution Date by mutual consent of C-Cube and Semiconductor. In the event of termination pursuant to this Section, neither Party shall have any liability of any kind to the other Party.

        16.4 Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either Party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) business day after being delivered by facsimile (with receipt of appropriate confirmation),
(iv) one (1) business day after being deposited with an overnight courier service or (v) four (4) days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the attention of the Party's General Counsel at the address of its principal executive office or such other address as a Party may request by notifying the other in writing.

        16.5 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may not be assigned by any Party hereto without written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Parties acknowledge and agree that in connection with the Merger, this Agreement shall be assigned to and assumed by Harmonic.

        16.6 Severability. If any term or other provision of this Agreement or the Schedules or Exhibits attached hereto is determined by a non-appealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

        16.7 Failure Or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Schedules or Exhibits attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

        16.8 Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the Parties to such agreement.

        16.9 Authority. Each of the Parties hereto represents to the other that
(a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

        16.10 Interpretation. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

        16.11 Conflicting Agreements. In the event of conflict between this Agreement and any Ancillary Agreement or other agreement executed in connection herewith, the provisions of such other agreement shall prevail.

        16.12 Counterparts. This Agreement, including the Schedules and Exhibits hereto and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

C-CUBE SEMICONDUCTOR INC.              C-CUBE MICROSYSTEMS INC.

By:                                    By:
      -----------------------------       -------------------------------------

Title:                                 Title:                                  .
       ----------------------------          ---------------------------------

                                    EXHIBIT A

   FORM TRANSITION SERVICE SCHEDULE TO MASTER TRANSITIONAL SERVICES AGREEMENT

SERVICE PROVIDER:
                  -----------------------
SERVICE RECIPIENT:
                   ----------------------

1. TRANSITION SERVICE SCHEDULE #:_________________ (To be inserted by responsible individual or department.)

2.      FUNCTIONAL AREA:___________________

3. START/END DATE: The Services start on the Effective Date of the Master Transitional Services Agreement and end on _____________ unless otherwise indicated below.

        Indicate below if other start/end date:

               START DATE:____________

               END DATE:______________

        If Start and End dates vary by service and/or country, please indicate in Section 5 below.

4. SUMMARY OF SERVICES (Describe the service to be provided in appropriate detail.

            SERVICE NAME                        DESCRIPTION


5. LIST OF SERVICES TO BE PROVIDED PER COUNTRY AND SITE: (List all the services to be provided at each site. Enter Start Date and End Date if different than Section 3 above.)

        COUNTRY        SITE        SERVICE(S)        START DATE        END DATE

6. PERFORMANCE PARAMETERS/SERVICE LEVEL: (State minimum performance expected from each service, if applicable.):



7.      ESTIMATED TOTAL COMPENSATION:__________________

8. DESCRIBE COST METHODOLOGY AND COST DRIVERS AFFECTING ESTIMATED TOTAL COMPENSATION (Describe on an individual service basis if necessary):



9. DESCRIBE THE PROCESS BY WHICH THE COST OF SERVICES WILL BE ADJUSTED IN THE INSTANCE OF AN INCREASE/REDUCTION IN THE SERVICES PROVIDED:
        (Describe on an individual service basis if necessary.)

10.     SOFTWARE:   Will software be used or included with the Services to be
                    provided under this Transition Service Schedule:

                                                          ____ Yes       ____ No

        If yes, will source code be provided:             ____ Yes       ____ No

        List software to be provided:

        Software Application         Number of Licenses to be Provided
        --------------------         ---------------------------------


Upon execution of this Transition Service Schedule by both parties, this Transition Service Schedule is hereby deemed incorporated into and made part of that certain Master Transitional Services Agreement.


C-CUBE SEMICONDUCTOR INC.              C-CUBE MICROSYSTEMS INC.

By:                                    By:
      -----------------------------       -------------------------------------

Title:                                 Title:                                  .
       ----------------------------          ---------------------------------



                                      A-2